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                                                                      EXHIBIT 12

                                VECTOR GROUP LTD.

                       RATIO OF EARNINGS TO FIXED CHARGES
                      (DOLLARS IN THOUSANDS, EXCEPT RATIOS)

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
                                           YEAR ENDED DECEMBER 31,                 NINE MONTHS ENDED SEPTEMBER 30,
                            ----------------------------------------------------   -------------------------------
Earnings as Defined:          1999       2000       2001       2002       2003          2003             2004
                            --------   --------   --------   --------   --------   --------------   --------------
Pre-Tax Income
(Loss) from Continuing
Operations ..............   $311,584   $265,049   $ 28,810   $(47,661)  $(17,428)  $      (25,622)  $        4,003

Amortization of
Capitalized Interest ....         --      3,287         --         40         57               43              987

Interest Expense ........     54,378     30,610     21,387     27,825     29,734           23,087           19,745

Loss (Increase) in
Equity of Affiliate .....     11,315      5,597         --        749       (901)            (636)          (9,827)

Rental Expense ..........      1,415        840      1,264      2,500      3,234            1,944            2,133
                            --------   --------   --------   --------   --------   --------------   --------------

Total Earnings ..........   $378,692   $305,383   $ 51,461   $(16,547)  $ 14,696   $       (1,184)  $       17,041
                            ========   ========   ========   ========   ========   ==============   ==============

Fixed Charges as Defined:

Interest Expense ........   $ 54,378   $ 30,610   $ 21,387   $ 27,825   $ 29,734   $       23,087   $       19,745

Capitalized Interest ....      3,287      3,287        779        345         57               43              987

Rental Expense ..........      1,415        840      1,264      2,500      3,234            1,944            2,133
                            --------   --------   --------   --------   --------   --------------   --------------

Total Fixed Charges .....   $ 59,080   $ 34,737   $ 23,430   $ 30,670   $ 33,025   $       22,865   $       25,074
                            ========   ========   ========   ========   ========   ==============   ==============

Ratio of Earnings to
Fixed Charges ...........       6.41x      8.79x      2.20x     (0.54)x     0.45x           (0.05)x           0.75x
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